UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 16, 2012 (February 15, 2012)

ZIONS BANCORPORATION
(Exact name of registrant as specified in its charter)

UTAH	001-12307	87-0227400
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE SOUTH MAIN, 15th FLOOR, SALT LAKE CITY, UTAH	84111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 801-524-4787

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

8.01	Other Events

As of February 15, 2012, holders of the September 15, 2015 series of Zions Bancorporation subordinated notes (CUSIP: 989701AJ6), which are convertible into the Company’s Series A or Series C preferred stock, filed notice of their election to convert a combined $29.8 million principal amount of these notes into 1,176,160 depositary shares each representing a 1/40th interest in a share of the Company’s Series C preferred stock and 14,800 depositary shares each representing a 1/40th interest in a share of the Company’s Series A preferred stock. As a result of the elected conversions, the Company expects an additional 29,404 of Series C and 370 shares of Series A preferred stock will be issued when the conversions close on March 15th 2012, unless the elections are revoked prior to that date.

The expected discount amortization attributable to the conversions (i.e. accelerated discount amortization) is approximately $12.2 million (pre-tax), which compares to the accelerated discount amortization for the fourth quarter 2011 conversions of $5.8 million (pre-tax). The first quarter 2012 conversion expense would result in net interest margin pressure of 10 basis points, using the average earning assets of the fourth quarter of 2011, which compares to actual conversion-related net interest margin pressure of 5 basis points in the fourth quarter of 2011. The after-tax cost associated with the first quarter 2012 conversion is expected to be $9.9 million.

Upon the close of the conversions noticed this quarter, the cumulative amount of subordinated notes converted since the debt was modified in June of 2009 to include the conversion feature will equal $692.3 million, of which approximately $691.6 million will have been converted into the Company’s depositary shares representing Series C preferred stock and $0.7 million will have been converted into depositary shares representing the Company’s Series A preferred stock, equaling 27,662,320 depositary shares of Series C preferred stock and 28,640 depositary shares of Series A preferred stock. In aggregate, 691,558 shares of Series C and 716 shares of Series A preferred stock will have been issued. The aggregate conversions are expected to constitute approximately 57.2% of the original $1.21 billion principal amount of the convertible subordinated notes; the $1.21 billion includes the December modification of $40 million of subordinated debt, as referenced in the Form 8-K filed January 5, 2010.
The expected remaining balance of convertible subordinated debt is $517.6 million (par value); it is expected that the unamortized discount on this debt will be approximately $200.8 million as of March 31, 2012.

The conversion dates for the convertible subordinated notes occur only on semi-annual interest payment dates. The next such dates are:
· May 15, 2012 for convertible 5.65% notes due on May 15, 2014;
· May 16, 2012 for convertible 5.50% notes due on November 16, 2015;
· September 15, 2012 for convertible 6.00% notes due on September 15, 2015.

Forward-Looking Information
Statements in this current report on Form 8-K that are based on other than historical data or that express the Company's expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events or determinations. Forward-looking statements involve uncertainties and actual results may differ from those presented in this press release. Factors that might cause such differences include changes in the amount of subordinated debt actually converted into depositary shares. Except as required by law, the Company specifically disclaims any obligation to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIONS BANCORPORATION

Date: February 16, 2012	By:	/s/ Thomas E. Laursen
Name: Thomas E. Laursen
Title: Thomas E. Laursen